FORM 8-K
Current Report
Pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report:  February 1, 2011
(date of earliest event reported)
Commission File Number 1-5109
TODD SHIPYARDS CORPORATION
(Exact name of registrant as specified in its charter)

DELAWARE
(State or other jurisdiction of
incorporation or organization)

91-1506719
(I.R.S. Employer Identification No.)

1801- 16th AVENUE SW, SEATTLE, WASHINGTON 98134-1089
(Street address of principal executive offices - Zip Code)
Registrant's telephone number: (206) 623-1635

Not Applicable

______________________________________________

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events
Todd Shipyards Corporation announced today that the U.S. Navy (“Navy”) has awarded to its wholly owned subsidiary, Todd Pacific Shipyards Corporation (“Todd Pacific”), a five-year Multi-Ship/Multi-Option contract (“MS/MO”) for the drydocking of the surface combatant ships homeported at Naval Station Everett or visiting the Puget Sound region.

This contract represents the third successive five-year MS/MO contract awarded to Todd Pacific for the drydocking of the surface combatants.  This is a cost-type-incentive/award-fee contract.  As it has done in the past, Todd Pacific will act as the prime contractor and lead a team of subcontractors who may perform as much as half of the work.  The work will be accomplished in Todd Pacific’s Seattle shipyard.  Work under contract will be performed at the option of the Navy, which has not established a dollar value for the work.  Todd Pacific estimates the value may be in the range of $50 -$80 million over five years, if all options are exercised. There is no assurance that all options will be exercised, in whole or in part.

Todd has performed similar work since 2000; however the past contract included pier-side availabilities in addition to drydocking availabilities.  The Navy has announced its intent to issue a request for proposals in March 2011 for a five-year MS/MO contract to accomplish the pier-side repairs on the surface combatant ships home ported at Naval Station Everett.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 2, 2011.

/s/ Michael G. Marsh
By: Michael G. Marsh
On Behalf of the Registrant as
Secretary and General Counsel